Exhibit 10.26
FORM OF FIRST AMENDMENT TO
CHANGE OF CONTROL AGREEMENT
     This First Amendment (this “Amendment”) to the Change of Control Agreement (the “Change of Control Agreement”), dated as of                     , between Coinstar, Inc., a Delaware corporation (“Employer”), and                      (“Employee”) is entered into on                     , 2008.
     WHEREAS, Employer and Employee wish to document an amendment to the Change of Control Agreement;
     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employer and Employee hereby agree that, effective January 1, 2009, the Change of Control Agreement shall be amended as follows:
     1. Section 1.3 is amended to read as follows:
     1.3 Duties, Authority and Responsibility
     During the Employment Period, the Employee’s authority, duties and responsibilities shall be at least reasonably commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date.
     2. Section 4.4 is amended to read as follows:
     4.4 Date of Termination
     During the Employment Period, “Date of Termination” means (a) if the Employee’s employment is terminated by reason of death, the end of the calendar month in which the Employee’s death occurs, and (b) in all other cases, the later of (i) five days after the date of personal delivery of or mailing of, as applicable, the Notice of Termination, and (ii) the date on which the Employee separates from service, within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as a mended (the “Code”). The Employee’s employment and performance of services will continue during such five-day period; provided, however, that the Employer may, upon notice to the Employee and without reducing the Employee’s compensation during such period, excuse the Employee from any or all of his duties during such period.
     3. Section 5.1(c) is amended to read as follows:
(c) If, as a result of the termination of the Employee’s employment, the Employee and the Employee’s spouse and dependent children are eligible for and timely (and properly) elect to continue coverage under the Employer’s group health plan(s) in accordance with Code Section 4980B(f) (“COBRA”), the Employer shall pay the premium for such coverage for a period of twelve (12) months following the Date of Termination or until the Employee is no longer entitled to COBRA continuation coverage under the Employer’s group health plan(s), whichever period is the shorter.
     4. Section 5.4 is amended to read as follows:
     5.4 Payment Schedule
     Payments under Section 5.1(a), 5.2 and 5.3 (other than payments of deferred compensation, which shall be paid in accordance with the provisions of the plan under which such compensation was deferred) shall be paid to the Employee in a lump-sum in cash within 30 days of the Date of Termination. Payments under Section 5.1(b) shall be paid to the Employee in twelve (12) equal monthly installments, beginning with the month following the month containing the Date of Termination and continuing for eleven (11) consecutive months thereafter. For purposes of Code Section 409A, each installment payable pursuant to Section 5.1(b) and this Section 5.4 shall be treated as a separate payment.
     5. Section 5.5 is amended to read as follows:
     5.5 Good Reason
     (a) For purposes of this Agreement, subject to Section 5.5(b), “Good Reason” means the occurrence of any of the following events or conditions without the Employee’s express written consent:
     (i) A diminution in the Employee’s Annual Base Salary;
     (ii) A diminution in the Employee’s authority, duties or responsibilities as contemplated by Section 1.3 hereof, excluding for this purpose reasonable changes in particular duties and reporting responsibilities which may result from the Employer becoming part of a larger business organization at some future time provided that such changes in the aggregate do not result in a material alteration in the Employee’s authority, duties or responsibilities;
     (iii) A relocation of the Employee’s principal place of employment to a location more than 50 miles from the Seattle metropolitan area, , except for required travel on the Employer’s business to an extent substantially consistent with the Employee’s duties and responsibilities; or

     (iv) Any other action or inaction by the Employer that constitutes a material breach by the Employer of this Agreement.
     (b) Notwithstanding any provision in this Agreement to the contrary, termination of employment by the Employee will not be for Good Reason unless (i) the Employee notifies the Employer in writing of the occurrence or existence of the event or condition which the Employee believes constitutes good Reason within 90 days of the occurrence or initial existence of such event or condition (which notice specifically identifies such event or condition), (ii) the Employer fails to remedy such event or condition within 30 days after the date on which it receives such notice (the “Remedial Period”), and (iii) the Employee actually terminates employment within 90 days after the expiration of the Remedial Period and before the Employer remedies such event or condition. If the Employee terminates employment before the expiration of the Remedial Period or after the Employer remedies the event or condition (even if after the end of the Remedial Period), then the Employee’s termination will not be considered to be for Good Reason.
     6. Section 7 is amended to read as follows:
     7. SECTION 409A COMPLIANCE
     The Employer makes no representations or warranties to the Employee with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Code Section 409A, and no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A or any other legal requirement from the Employee or any other person to the Employer, any of its affiliates or any other person. The Employee, by executing this Agreement, shall be deemed to have waived any claim against the Employer, its affiliates and any other person with respect to any such tax, economic or legal consequences. However, the parties intend that this Agreement and the payments and other benefits provided hereunder shall be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) shall comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to termination of the Employee’s employment are intended to mean the Employee’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i). In addition, if the Employee is a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i), when the Employee separates from service, within the meaning of Code Section 409A(a)(2)(A)(i), then to the extent necessary to avoid subjecting the Employee to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following the Employee’s separation from service shall not be paid to the Employee during such period, but shall instead be accumulated and paid to the Employee (or, in the event of the Employee’s death, the Employee’s estate) in a lump sum on the first business day following the earlier of (a) the date that is six months after the Employee’s separation from service or (b) the Employee’s death.
     IN WITNESS WHEREOF, the parties have executed and entered into this Amendment on the date set forth above.

COINSTAR, INC.

By

[Employee]	Its

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